BOSTON SCIENTIFIC CORPORATION

ANNOUNCES ACQUISITION OF MINTEC


Natick, Mass. (May 3, 1996)--Boston Scientific Corporation
(NYSE:BSX) today announced the acquisition of MinTec Inc., a privately held company dedicated to the development of stent graft technology for the repair of diseased vessels and arteries. The cash purchase price was approximately $70 million.

MinTec, headquartered in Freeport, Bahamas, has been pioneering the development of endovascular stent grafts for the repair of abdominal aortic aneurysms, peripheral aneurysms and peripheral vascular occlusive disease. Boston Scientific will combine the MinTec proprietary stent technology platform and other BSC stent technologies with the unique vascular graft technology of its Meadox division to aggressively develop new devices for the emerging endovascular market. These new endovascular devices will be marketed by both the Meadox (vascular surgery) and Medi-tech (interventional radiology) divisions of Boston Scientific.

Commenting on this most recent acquisition, Pete Nicholas, Chairman and Chief Executive Officer of Boston Scientific, said, "We have been working with MinTec for some time on the development of a unique bifurcated stent graft and delivery system for the endovascular repair of abdominal aortic aneurysms incorporating the Meadox graft technology. We are excited by this collaboration and the combination of the two technology platforms and are anticipating an initial launch of a new generation device in the very near future."

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.


CONTACT:    Larry Best
Boston Scientific Corporation
508-650-8450